EXHIBIT 99.1

DIEDRICH COFFEE RECEIVES NOTICE

OF DELISTING FROM NASDAQ

IRVINE, Calif., May 23 — Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and retailer of gourmet coffee in Southern California, announced today that it received a letter from the Nasdaq Listing Qualifications Department on May 17, 2005 indicating that the Company is not in compliance with the filing requirements for continued listing and is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). The Company is not in compliance with Rule 4310(c)(14) because it has not yet filed its Form 10-Q for the quarter ended March 9, 2005. As previously announced on May 4, 2005, the Company has delayed the filing of its Form 10-Q because the Company and its former independent auditors have been unable to complete their review of the Company’s policies pertaining to accounting for leases.

The Company is working diligently to complete and file its Form 10-Q for the quarter ended March 9, 2005 to regain compliance with Rule 4310(c)(14) and intends to make a timely request for a hearing before a Nasdaq Listing Qualifications Panel, which will automatically stay the delisting of the Company’s common stock pending the Panel’s review and determination. The Company, however, can give no assurances that the Panel will grant its request for continued listing. The Company will need to file its Form 10-Q for the quarter ended March 9, 2005 and meet any other Panel requirements as a condition to obtaining the Panel’s approval of continued listing on the Nasdaq Stock Market.

Until the Panel’s final determination and the expiration of any exception granted by the Panel, the Company’s common stock will continue to be traded on the Nasdaq Stock Market. Effective as of the opening of business on May 19, 2005, as a result of the notice of delisting, the trading symbol for the Company’s common stock has been changed from “DDRX” to “DDRXE.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 197 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

CONTACT:

Marty Lynch, Chief Financial Officer

(949) 260-1600